Exhibit 15.1

December 16, 2010

Northeast Utilities

56 Prospect Street

Hartford, CT 06103

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Northeast Utilities and subsidiaries for the three-month periods ended March 31, 2010 and 2009, the three and six-month periods ended June 30, 2010 and 2009 and the three and nine-month periods ended September 30, 2010 and 2009, as indicated in our reports dated May 7, 2010, August 6, 2010 and November 5, 2010, respectively. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, are incorporated by reference in this Amendment No. 1 to Registration Statement on Form S-4.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Hartford, Connecticut